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EXHIBIT 10.14

SEVERANCE AGREEMENT AND RELEASE

Re: Jason Hart and ActivIdentity Corporation

        I, Jason Hart ("Executive") acknowledge that I have voluntarily resigned my employment with ActivIdentity Corporation, and its affiliates and subsidiaries (collectively, the "Company") effective on November 1, 2007 (the "Resignation Date"). Despite termination of my employment duties, I will remain on the Board of Directors of the Company and will be obligated to faithfully perform the duties of a director. This Severance Agreement and Release (the "Release") is in consideration of the commitments made by the parties released hereby, all of which commitments are set forth in this document.

        The Company agrees for the benefit of Executive:

        1.     To pay Executive severance pay in the amount of $290,000 (the "Severance Pay"). The Company shall pay one-half of the Severance Pay on the Resignation Date and the second half of the Severance Pay on May 1, 2008. Subject to the effectiveness of this Release pursuant to Section 11, the Company will also:

          (i)    pay Executive a bonus for the fiscal year ended September 30, 2007 in an amount, if any, to be determined by the Compensation Committee of the Board of Directors of the Company based on the performance criteria previously established, less applicable withholding taxes, payable in a lump sum at the same time as bonuses are paid to executive officers;

          (ii)   if Executive elects COBRA continuation coverage and provided that Executive and Executive's beneficiaries remain eligible for COBRA continuation coverage, the Company shall continue to pay for medical and dental insurance premiums for coverage of Executive and Executive's beneficiaries to the same extent as if Executive remained employed until the earlier of (x) October 31, 2008 or (y) the date that Executive is eligible to receive such benefits through a new employer;

          (iii)  pursuant to the 2004 Equity Incentive Plan (the "Plan"), permit Executive's Awards (as defined in the Plan) to continue to vest so long as Executive serves on the Board of Directors;

          (iv)  reimburse Executive for outstanding unpaid business expenses, subject to documentation in accordance with the Company's customary policy; and

          (v)   pay Executive on the Resignation Date for all accrued and unused vacation as of the Resignation Date.

        2.     The Company shall undertake to make deductions, withholdings and tax reports with respect to payments and benefits under this Release to the extent that it reasonably and in good faith determines that it is required to make such deductions, withholdings and tax reports. Payments under this Release shall be in amounts net of any such deductions or withholdings. Nothing in this Release shall be construed to require the Company to make any payments to compensate the Executive for any adverse tax effect associated with any payments or benefits or for any deduction or withholding from any payment or benefit.

        3.     Executive agrees the Company has paid him any and all salary, other wages and vacation pay he is owed, if any; he acknowledges that no such further payments or amounts are owed or will be owed with the exception of (a) the payments referred to in Section 1 above, and (b) any properly authorized business expenses incurred in reasonable amounts and supported by documentary evidence that have not been reimbursed to Executive as the result of any reimbursement requests submitted to the Company prior to the Resignation Date.

        4.     Except for the provisions of Section 1 of this Release and in consideration for the payments and benefits described in Section 1, to which the Executive acknowledges the Executive would not otherwise be entitled, the Executive for himself and his heirs, agents, assigns, executors, successors and each of them, voluntarily releases and forever discharges the Company, its affiliated and released entities, its and their respective predecessors, successors and assigns, its and their respective employee benefit plans and fiduciaries of such plans, and the current and former officers, directors, shareholders, employees, attorneys, accountant and agents of each of the foregoing in their official and personal capacities (collectively referred to as the "Releasees") generally from all claims, demands, debts, damage and liabilities of every name and nature, known or unknown ("Claims") that, as of the date when the Executive signs this Release, the Executive ever had, now claims to have or ever claimed to have had against any or all of the Releasees. This Release includes, without limitation, all Claims: relating to the Executive's employment with the Company, the termination of the Executive's employment; of wrongful discharge; of breach of contract, including without limitation, claims under the Executive's August 5, 2005 Employment Agreement; of retaliation or discrimination under federal, state or local law, including, but not limited to, Claims of discrimination or retaliation under Title VII of the Civil Rights Act of 1964, Claims of disability discrimination or retaliation under the Americans with Disabilities Act, Claims of discrimination or retaliation under the California Fair Employment and Housing Act; under other federal or state statutes; of defamation or other torts; of violation of public policy; for wages, bonuses, incentive compensation, stock, stock options, vacation pay or any other compensation or benefit; and for damages or other remedies of any sort, including, without limitation, compensatory damages, punitive damages, injunctive relief and attorney's fees.

        The Executive acknowledges that he is familiar with Section 1542 of the California Civil Code, which reads as follows:

California Civil Code Section 1542

  "A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor."

        Executive agrees that he is releasing unknown claims and waiving all rights that the Executive may have under Section 1542 of the Civil Code of California or under any statute or common law principle of similar effect.

        In consideration for, among other terms, Executive's release of Claims pursuant to this Section 4, the Company voluntarily releases and forever discharges Executive generally from all claims that, as of the date when the Company signs this Agreement, the Company has, ever had, now claims to have or ever claimed to have had against Executive which relate to good faith acts or omissions by Executive during the course of Executive's employment with the Company undertaken or not undertaken in the reasonable belief that such acts or omissions were in the best interest of the Company, including, without limitation, all claims relating to Executive's employment by the Company; provided, however, that this release shall not preclude any claims arising out of any of the following: (1) any criminal or fraudulent conduct on Executive's part; (2) any conduct on Executive's part that may result in civil liability to the Company or its employees; and (3) Executive's performance of his duties as a member of the Board of Directors.

        5.     Executive agrees that he will not make any written or oral communications that could reasonably be considered to be disparaging of the Company in any respect, including, but not limited to, the Company's business, technology, products, executives, officers, directors, former executives, consultants or agents. The Company agrees that its directors and officers will not make any written or oral communications that could reasonably be considered to be disparaging of Executive. These nondisparagement obligations shall not in any way affect Executive's obligation or the obligations of the above-referenced persons to testify truthfully in any legal proceeding.

        6.     Executive agrees that the Executive shall cooperate and from time to time, on reasonable advance notice from the Company, make himself available on a limited basis and subject to any obligations or duties of Executive to a new employer, to assist the Company with respect to general matters involving the transition of a new chief executive officer, strategic transactions upon which the Executive worked during his employment or any legal proceedings that are based on or directly related to events or transactions occurring during Executive's employment by the Company that reasonably require his personal testimony or involvement. The Company shall reimburse Executive for his out-of-pocket expenses relating to his compliance with his obligations set forth herein.

        7.     This Release was either negotiated for Executive by a representative of his own choosing or he, after having had a reasonable opportunity to obtain a representative of his own choosing, elected to represent himself in such negotiations. Both the Company and Executive are voluntarily agreeing to this Release. It is agreed that the payments under this Release are not an admission of any liability or obligation.

        8.     Executive agrees that he will neither disclose nor voluntarily allow anyone else to disclose either the fact of, the reasons for, or the provisions of this Release ("Release-Related Information") without the prior written consent of the Company, unless required to do so by law, provided, that Executive nonetheless may disclose this Release and its provisions to his spouse, attorneys, accountants, and to them only provided they first agree for the benefit of the Company to keep the Release-Related Information confidential.

        9.     In the event that Executive fails to comply with any of Executive's obligations under this Release and the Non-Competition Agreement, dated as of August 5, 2005, by and among Executive, the Company and Protocom Development Systems Pty Ltd. (the "Non-Competition Agreement"), in addition to any other legal or equitable remedies it may have for such breach the Company shall have the right to terminate or suspend its payments to Executive under this Release. The termination or suspension of such payments in the event of such breach by Executive will not affect Executive's continuing obligations under this Release.

        10.   Executive expressly states that he has read this Release and understands all of its terms, that the preceding paragraphs recite the sole consideration for this Release, and that this Release constitutes the entire agreement with respect to any matters referred to in it. This Release supersedes any and all other agreements between Executive and the Company except for the Employee Proprietary Information and Inventions Agreement entered into on or about August 5, 2005 and the Non-Competition Agreement, which remain in full force and effect. This Release may only be amended in writing signed by Executive and an officer of the Company, and it is executed voluntarily and with full knowledge of its significance.

        11.   Executive is advised to consult with an attorney prior to signing this Release. This Release shall be irrevocable upon execution by Executive and the Company and shall become effective on the Resignation Date.

        12.   This Release will be interpreted pursuant to the laws of the State of California, without regard to conflict of law principles.

Dated: November 1, 2007	Jason Hart
/s/ JASON HART
Dated: November 1, 2007	ActivIdentity Corporation
	By:	/s/ RICHARD A. KASHNOW Name: Richard A. Kashnow Title: Chairman

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  EXHIBIT 10.14
SEVERANCE AGREEMENT AND RELEASE